Exhibit 10.9

SENIOR LOAN AGREEMENT

Parties:	PNP Movie, LLC (“Company”)
One Atlantic Ave, 4th Floor
Atlantic City, NJ 08401

and

American Picture House Corporation (“Lender”)
Attn.: Bannor Michael MacGregor
477 Madison Avenue, 6FL
New York, New York 10022
Purpose:	Lender desires to loan pre-production funds to Company for the feature length motion picture to be produced by Company, currently entitled People Not Places (the “Picture”).

Date:	March 27, 2024

For good and valuable consideration as set forth below, the parties agree as follows:

1. Loan. Subject to the terms and conditions contained in this agreement (the “Agreement”), Lender agrees to contribute funds in the form of a senior loan (the “Loan”) to Company in the amount of Ninety- Seven Thousand Four Hundred Seventy-Five U.S. Dollars (US$97,475), to be advanced by Lender pursuant to the terms hereof. Company shall use the Loan solely in connection with the Picture as specifically set forth above in the “Purpose”. Lender shall disburse to Company or its assigns the Loan in one or more parts as soon as is practicable but in no event later than ten days of execution of this Agreement. The Company hereby directs the Lender to pay the Loan to the following account:

Bank Name:	Xxxxcc
Account Number:	0. 00
Routing Number:	0. 00
Beneficiary Name:	PNP Movie, LLC

2. Other Material Terms of Loan.

2.1. As provided for herein, the Loan shall constitute a general obligation of the Company, payable on the terms set forth herein.

2.2. The principal amount of the Loan (Ninety-Seven Thousand Four Hundred Seventy-Five U.S. Dollars (US$97,475)), plus a premium of Fourteen and Thirty-Six Hundredths Percent (14.36%) thereof (for a total of One Hundred Eleven Thousand Four Hundred Seventy-Five U.S. Dollars (US $111,475)), shall be repaid to Lender in accordance with the provisions of Section 2 hereof. The principal amount shall include any monies expended on behalf of the Company towards expenses.

2.3. Provided the Loan is tendered by Lender, and subject to Section 2.4 hereof, the Loan, plus the premium thereon, shall be due and payable on that date (no later than 5 p.m. Eastern Time) which is the earlier of either (a) twelve (12) months from the date of full execution hereof and Lender tendering the Loan to Company, or (b) when the Loan would otherwise be paid back pursuant to the Picture’s waterfall (as detailed below), whichever occurs first (the “Maturity Date”). In the event the Maturity Date would otherwise fall on a date on which banks are closed, said date shall be extended to the next business banking day. No interest shall accrue on the Loan until the Maturity Date. In the event that the principal amount of the Loan and the premium thereon (collectively, the “Repayment Amount”) is not repaid on or before the Maturity Date, then Lender shall be entitled to receive default interest, which shall accrue at the rate of two percent (2%) on any amounts outstanding on the Repayment Amount, compounded every month, or the maximum rate allowed by law if the foregoing rate would be deemed usurious under applicable law. Interest calculated hereunder shall be computed on the outstanding balance of the Repayment Amount, based on a three hundred sixty-five (365) day year. All payments hereunder shall :first be applied to the Repayment Amount, and thereafter, to any accrued interest. The Repayment Amount shall be paid to the Lender in US dollars.

2.4. Lender’s Loan shall be repaid from the Adjusted Gross Receipts (as hereinafter defined) and shall sit in the Picture’s waterfall (as more fully detailed herein below in Section 3) in the senior loan position as the “Senior Loan,” Section 3.d.

2.5. The Allocation of Receipts set forth in Section 3.a. - 3.d., below, shall not be altered or changed without the prior written approval of Lender.

2.6. Lender shall be entitled to file a UCC-1 against the Picture, which shall sit behind any applicable guild liens. Upon full payment to Lender of the Repayment Amount, the security interest shall terminate.

3. Allocation of Receipts. For the purposes hereof, “Adjusted Gross Proceeds” calculated on an ongoing basis, shall be defined as all monies of any nature (including any minimum guarantees, proceeds from distribution and license agreements and other remuneration of any kind) credited to and actually received by Company (“Gross Proceeds”), in perpetuity, from the exploitation of the Picture and any rights therein anywhere in the world in any media or via any technology now known or hereafter devised (i.e. not to include any amounts contractually entitled to be retained by any unaffiliated distributor, third party producer rep, unaffiliated sales agent, or the like for its own account [each, a “Distributor”] and therefore not actually received by or due to the Company), plus the proceeds of any state film tax incentives, in each case minus only amounts actually paid off-the-top therefrom on a continuing basis for the following (calculated on a direct, third party, out-of-pocket cost basis, without double-counting, and except with respect to (a) - (e), not necessarily in the following order):

a. Payment of actual, verifiable third party fees to a collection account manager (i.e., Fintage or Freeway)(“Collection Agent”), for collection account services rendered, subject and pursuant to a collection account management agreement (the “CAMA”) to be entered into between Company and such Collection Agent;

b. all guild/union (including SAG or other collective bargaining organization) residuals, supplemental market payments, pension, health and welfare payments, and other related payments, paid or payable by Company which are not paid or payable by a licensee of the Picture or by the individual collective bargaining organization member;

c. third-party sales agency expenses and fees;

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d. the repayment of the senior funding, and to the extent not paid from the monetized tax credits, rebates or incentives for the Picture, the tax credit funding;

e. the repayment of the Senior Mezz Loan (plus any default interest thereon, as detailed herein) to Lender;

f. the repayment of any junior mezzanine loans, then any default or any other loans in connection with the Picture;

g. actual, verifiable third party expenses due relating to the maintenance of the single purpose entity (i.e., the Company) and/or the copyright in the Picture, not to exceed $2,000 per annum;

h. actual, verifiable taxes due relating to the Company (but not income taxes relating to producer fees or compensation) or the Picture;

i. solely to the extent payment thereof is not assumed by a licensee of the Picture (which Company will use reasonable good faith efforts to cause the domestic or worldwide licensor of the Picture to assume, the failure to obtain not being deemed a breach hereof), box office bonuses or other bonuses (SVOD, etc.) which the Company is contractually obligated to pay to third parties unaffiliated with Company, if any;

j. actual, verifiable third party, legal and accounting costs related to the Company or the Picture, including costs relating to providing statements and tax instruments and/or documents to financiers, lender and the like, all costs of maintaining required accounting records, the processing of payments, and costs associated with maintaining required bank accounts not to exceed $10,000 per annum in aggregate;

k. solely to the extent payment thereof is not assumed by a licensee of the Picture (which Company will use reasonable good faith efforts to cause the domestic or worldwide licensor of the Picture to assume, the failure to obtain not being deemed a breach hereof), minimum required music, clip or other third-party permission payments triggered by the Picture’s exploitation, if any;

1. Company’s distribution expenses in respect of the Picture, if any, including, without limitation, creation and delivery of deliverables (including the creation of foreign language versions), festival expenses, marketing expenses and P&A expenses (all of the above if and only to the extent incurred by Company, and not by a Distributor), capped at $50,000, and all to the extent actual, verifiable and paid or payable to third parties;

j. actual, verifiable third party collection expenses (including reasonable outside attorneys’ and auditors’ fees and costs);

k. to the extent required by a distributor of the Picture, actual, verifiable third party insurance payments not already part of the budget; and,

1. reasonable reserves relating to the above (not to exceed 15% of Gross Proceeds in aggregate, and held for a reasonable period of time to address the applicable contingencies, but in no event to exceed one (1) year from the date the applicable funds are received by the Company).

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Lender shall be paid Adjusted Gross Proceeds, if any are due, on a calendar year quarterly basis during the first two (2) years following the initial release of the Picture and bi-annually thereafter, accompanied by proper statements. Any statement not disputed in writing within eighteen (18) months of receipt shall be deemed accepted. With regard to any disputed statement, Lender shall have the right to designate a certified public accountant to audit the books and records of the Company solely related to the calculation of Adjusted Gross Proceeds at Company’s regular place of business and at Investor’s expense during regular business hours and on at least two weeks prior written notice, but not more tlוan once in any calendar year. If there is an aggregate underpayment of 5% or more found with respect to the statements audited i11 the aggregate, then Company shall promptly pay the expenses of the audit (in addition to the unpaid amounts). The Company will enter into a CAMA in connection with the Picture, and Lender shall be made a party thereto.

Company makes no representation and/or warranty that the Picture will generate any specific type of and/or amount of profits.

Should Company desire to borrow and/or receive additional investment funds in connection with the Picture, Lender will be offered the first opportunity to provide such additional investment funds upon terms to be negotiated in good faith. Lender shall make such election within seven (7) days (reducible to 48-hours in the event of exigencies of which Lender is made aware of in writing at the time of request) to elect to enter into such good faith negotiations. If Lender makes such election, the parties shall enter into such good faith negotiations; provided if the parties are unable to timely close an agreement within fifteen (15) days thereafter (reducible to ten (10) days in the event of exigencies), and/or upon Lender’s refusal or failure to provide such investment funds, Company shall be free to borrow and/or receive any additional investment funds in connection with the Picture provided such additional funds sit below and are subordinate to the Senior Loan in the waterfall.

4. Credit/Premieres.

4.1. Credit. Pursuant to the terms of the Addendum include herewith and upon Lender’s execution and tendering of this Agreement, provided Lender is not in breach hereof, Lender shall be entitled to: (i) designate one (1) individual to receive a “Producer” credit (currently intended for Bannor Michael MacGregor) and (ii) designate one (1) individual to receive an “Co-Producer” credit (currently intended for Duncan Michael MacGregor), on IMDb and on screen, on a shared card, in the main titles of the Picture (i.e., wherever all producer and executive producer credits, as applicable, appear), and in the billing block of paid ads under Company’s control, tied in all respects to any other party receiving a producer and/or executive producer credit, as applicable, (including excluded ads) and wherever else all producer and executive producer credits, as applicable, appear; and (iii) an “In Association with American Picture House Corporation” company credit for Lender, including an animated logo company credit (animated at Lender’s own expense) on screen on all positive prints of the Picture, in the billing block paid ads under Company’s control, tied in all respects to any other party receiving a production company credit (including excluded ads) and in all marketing and advertising by or under the control of any distributor of the Picture. To the extent issued by Company, the above credits shall be referenced in any press releases regarding the Picture and Lender shall have a right of mutual approval over such references in the initial press release (such approvals not to be unreasonably withheld, delayed, and/or conditioned and which approvals shall be provided within five [5] days, reducible to 24-hours in the event of exigencies, of Lender’s receipt of written request thereof). All other characteristics of credit shall be determined by Company in its sole discretion. No casual or inadvertent failure by Company and/or any third party to comply with the credit obligation set forth herein shall be a breach hereunder. Company agrees to use reasonable commercial efforts to cure any such material failures after Company’s receipt of such notice. Company agrees to use good faith efforts to contractually bind, and shall in any event advise its distributors and other third parties in writing to comply with the credit provisions of this Agreement.

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4.2. Premieres. Provided Lender is not in breach hereof, Lender shall be provided with four (4) invitations to any and all United States celebrity and/or festival premieres of the Picture (regardless of whether the Picture is in competition at such festival). Company shall have no obligation to provide Lender with travel and/or accommodations in connection with such premiere(s) and/or festival(s).

5. Copyright. Company shall own, forever and throughout the universe, all rights of any kind or nature in and to the Picture and the results and proceeds of Lender’s services and contributions hereunder, in any and all media now known or hereafter devised including, as a “work made for hire” for Company under United States Copyright laws. To the extent that any results and proceeds of Lender’s services hereunder may not be deemed a “work made for hire” under United States Copyright laws, Lender hereby assigns to Company all right, title and interest therein. Lender agrees to give Company, its designees, successors, licensees and/or assigns all assistance consistent herewith reasonably required to perfect such rights, titles and interest in the name of the Company. Except as set forth herein, Lender hereby waives any and all right, title and interest of any kind or nature, whether now or hereafter known, Lender may have in and to such results and proceeds, including without limitation any rights of droit moral, rental or lending or similar rights. The termination of this Agreement for any reason shall not affect the ownership by Company of the results and proceeds of Lender’s services hereunder.

6. Lender Representations.

6.1. Lender warrants that it has the right to enter into this Agreement and that his or her performance hereof shall not violate the terms of any other agreement or the rights of any third party. Lender is making the Loan for its own account, not as a nominee or agent for another, and not with a view towards distribution. Lender has no present intention of selling, granting participation in, or otherwise distributing its returns on the Loan. Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participation in the Loan.

6.2. Lender represents that Lender has had an opportunity to ask questions and receive answers from the Company regarding the Company, the Picture, the business prospects of the Company and the Picture, and the prospects of the Loan. Lender believes Lender has received all information Lender considers necessary or appropriate for deciding whether to make the Loan. Lender further represents that Lender has such knowledge and experience in financial or business matters that Lender can evaluate the merit and risks of the investment.

6.3. Lender understands that the Loan may be a security and, accordingly, may be subject to federal securities laws and applicable regulations, and that the Loan may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances. Lender represents that Lender is familiar is familiar with Rule 144 promulgated under the Act as presently in effect, and understands the resale limitations imposed thereby and by the Act, and that the Company has no obligations, and no current plans to satisfy, the current information obligations of such rule.

6.4. Without in any way limiting the representations set forth above, Lender further agrees not to make any disposition of the securities that constitute the Loan unless and until (a) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) Lender shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act.

6.5. If Lender is not a United States person, Lender hereby represents that Lender has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to make the Loan.

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7. Assignment. With prior written approval of the Lendor, Company shall have the right to assign its rights and obligations hereunder to any person, firm or corporation that assumes any or all of its obligations hereunder in writing, and at the time of such assignment is capable of performing the assigned obligations.. Upon such an assignment by Company to an entity that assumes all of Company’s obligations hereunder, and at the time of such assignment is capable of performing the assigned obligations, the Company shall be relieved of a\l of its rights and obligations hereunder if the assignee is a “major” or “mini-major” studio, or a single-purpose production company created for the production of the Picture; otherwise, the Company shall remain secondarily liable for its obligations hereunder. Lender shall be entitled to assign its rights and obligations hereunder, including without limitation the right to receive money hereunder, provided that such assignment shall be in writing, and Lender notifies Company in writing of such assignment. This Agreement, and any and all rights and obligations hereunder, shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal representatives, designees, successors, licensees and/or permitted assigns, as the case may be.

8. Indemnification. Company shall indemnify and hold harmless Lender from and against any and all actual losses, obligations, fees, costs, expenses, liabilities, penalties or damages (including reasonable outside attorneys’ fees) resulting from third party claims, complaints or settlements arising from or in connection with the development, production, distribution, or exploitation of the Picture, except to the extent caused by (i) the gross negligence or willful misconduct or tortious misconduct of Lender; or (ii) by Lender’s breach of any representation, warranty, or covenant contained in this Agreement.

9. Notices. Notices hereunder shall be in writing, and sent to the parties at their respective addresses set forth above. Notices may be delivered by personal delivery, confirmed email or facsimile, mailing via certified or registered mail or Federal Express. Courtesy copies of notices to Lendor shall be sent to: Haחis Sarratt & Hodges, LLP, Attn: Donald J. Harris, Email: dharris@hshllp.com.

10. Confidentiality. Lender agrees that Lender shall not directly or indirectly disclose, furnish or otherwise make available to any party or utilize for Lender’s own benefit any non-public or proprietary information relating to Company’s business including, without limitation, relating to the Picture and the budget, cast, crew, story, screenplay, marketing and/or distribution plan in connection therewith. The foregoing shall not apply to information that: (a) has been approved for release by the written authorization of Company; (b) is or becomes part of information in the public domain through no fault of Lender; or (c) properly comes into the possession of Lender from a third party which is not under any obligation known to Lender to maintain the confidentiality of such information. Lender may disclose such information pursuant to a judicial or other government order; provided that Lender shall provide Company with prompt written notice prior to any disclosure so that Company may seek legal remedies to maintain the confidentiality of such information and Lender shall comply with any applicable protective order or the equivalent. Company agrees that it shall not directly or indirectly disclose to any third party the specific terms of this Agreement, except (a) in connection with the sale, license, or other exploitation of the Picture, and the Company may disclose the terms of Section 3 hereof as Company reasonably deems necessary, (b) information which has been approved for release by the written authorization of Lender; (c) is or becomes part of information in the public domain through no fault of Company, or (d) pursuant to a judicial or other government order, or (e) to Lender’s professional service providers in the performance of their duties on a need to know basis, and where such professional service providers agree to be bound by the confidentiality provisions hereof (with Lender being liable for any breaches hereof by such professional service providers).

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11. Company’s Representations and Warranties. Company represents and warrants the following: (a) Company has or will acquire the rights in and to all literary, musical and dramatic material contained in the Picture, and Company has or will enter into all agreements and contracts with actors, directors, producers, writers and others rendering services or supplying materials in connection with the development, production and exploitation of the Picture and all customary rights therein, including without limitation all ancillary, allied, and derivative rights in order for the Picture to be distributed and exploited in any and all media whether now known or hereafter devised throughout the world in perpetuity, subject to customary industry parameters; (b) neither the Picture nor any part thereof, nor the exercise by any authorized party of any right granted to Lender hereunder will, to the best of Company’s knowledge, violate or infringe the copyright, literary, dramatic, personal, private, or civil or property rights, or rights of privacy, or any other rights of any third party. All agreements entered into by Company with third parties shall contain terms consistent with the provisions hereof, including, without limitation, a “work-for-hire” provision, waiver of injunctive relief, a strict confidentiality and no publicity clause, and appropriate warranties of originality and indemnities; (c) to the best of Company’s knowledge, there are no liens, claims or encumbrances (other than customary union/guild liens) which might conflict with or otherwise affect any of the provisions of this Agreement or Company’s promotion or exploitation of the Picture in any and all media whether now known or hereafter devised throughout the world and in perpetuity, (d) Company’s representations to Lender with regard to the identification and amount of all senior funding/loans ($3,861,000.00) and tax credit funding/loans ($1,170,350.00) in the waterfall above Lender is true and correct; .(e) Company has all requisite right, authority, and approval to enter into this Agreement, perform its duties and obligations hereunder, and to grant to Lender all rights and authorities granted to Lender herein.

12. Insurance. Lender shall be named as an additional insured party on any and all insurance policies which Company obtains in connection with the production and/or exploitation of the Picture, subject to the terms and conditions of such policies.

13. Risk of Investment. Investments in the motion picture industry involve a high degree of risk. The Loan shall be repaid exclusively from Adjusted Gross Proceeds of the Picture, and there is no guarantee that the Picture will generate revenues, or that any such revenues will be sufficient to return to Lender all or any part of the Loan, and Lender expressly acknowledges that no promise, warranty, representation or guarantee is or has been made by any party in connection with same, unless otherwise expressly set forth by Company in writing.

14. Remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements entered into and wholly performed therein without regard to its choice of law provisions. Any dispute arising hereunder shall be conducted in and decided by arbitration in Wake County,North Carolina pursuant to IFTA rules, with the resultant decision being enforceable in any court having jurisdiction over the party to be bound thereby. Each of the parties hereto hereby irrevocably submits to the sole and exclusive jurisdiction of the state and federal courts located in Wake County, North Carolina, and, to the maximum extent permitted by law, hereby irrevocably waives the defense of inconvenient forum to the maintenance of any such action or proceeding. Lender agrees that under no circumstances including, without limitation, any breach or default or any alleged breach or default by Company shall Lender have the right to seek and/or obtain equitable or injunctive relief or to rescind, terminate or enjoin the development, production, distribution or other exploitation of the Picture, it being agreed that money damages at law shall be a suitable remedy. All such rights and remedies are cumulative and are not exclusive of any right or remedy which Lender may otherwise have.

15. Notices. Any notice pertaining hereto shall be in writing. Any such notice due hereunder shall be served by delivering said notice personally or by sending it by certified mail, return receipt requested (postage or applicable fee prepaid), or facsimile addressed to the party’s address on the face hereof (or as subsequently designated in writing) and the date of service of such notices shall be deemed the date of personal delivery (if personally delivered), seven (7) days after mailing (if sent via mail), the date of facsimile transmission (if faxed), or the date, if ever, on which a recipient of an emailed notice confirms or otherwise responds to such emailed notice, unless otherwise specified herein, provided that if delivery occurs outside normal business hours or on a Saturday, Sunday or U.S. bank holiday, then the date of service shall be deemed to be the next business day.

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16. Miscellaneous. It is expressly understood, agreed and covenanted that the parties do not by this Agreement intend to form an employment relationship or a partnership or joint venture between them, and in no event shall this Agreement be construed to constitute such an employment relationship, partnership or joint venture. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any third party, whether referred to herein or not. This Agreement (and all attachments hereto) sets forth the entire understanding of the parties regarding its subject matter, supersedes and replaces all prior or contemporaneous agreements, documents, correspondences, conversations and undertakings, whether written and/or oral, between the parties with respect to the subject matter hereof. No termination, waiver, modification or amendment of or to this Agreement shall be binding unless it is in writing and signed by both parties hereto. No failure or delay by either party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right or privilege. No waiver by either party of a breach or default hereunder shall be deemed a waiver of any preceding or succeeding breach or default hereunder or under any other agreement. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the maximum extent possible, in a manner which renders it valid and enforceable, and all other provisions of this Agreement shall remain in full force and effect. This Agreement may be executed and delivered in counterparts, by facsimile or pdf e-mail, each of which shall be deemed an enforceable original and all of which together shall constitute one enforceable agreement. The paragraph headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The terms “hereof’, “herein”, and “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Senior Loan Agreement on the date first set forth above:

COMPANY		LENDER:

PNP Movie, LLC		AMERICAN PICTURE HOUSE CORPORATION

/s/ Jeffrey Katz		/s/ Bannor Michael MacGregor
By:	Jeffrey Katz	By:	Bannor Michael MacGregor
Its:	Authorized Signatory	lts:	CEO

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ADDENDUM TO AGREEMENT

This addendum (“Addendum”) dated as of March 27, 2024, shall supplement the Senior Mezzanine Loan Agreement dated as of March 27, 2024 (the “Agreement”) by and between PNP Movie LLC (“Company”) and American Picture House Corporation (“Lender”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement. In the event of a conflict between the terms hereof and the terms of the Agreement, the terms of this Addendum shall control. For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree to supplement the Agreement on the following terms and conditions as follows:

1.	Provided Lender is not in breach hereof, Lender’s assign, Bannor Michael MacGregor, shall be entitled to a producer fee (“Producer Fee”) based on work performed thereby on the film People Not Places, if such work es required by the Company in the amount to be mutually determined.

2.	Lender hereby acknowledges and agrees that with respect to positive prints of People Not Places (the “Picture”), Lender hereby expressly designates the following recipient(s) of allotted credit(s):

Bannor Michael MacGregor - “Producer”

Duncan Michael MacGregor - “Co-Producer”

as referenced in Section 4.1 of aforementioned Agreement.

3.	All other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and affirmed by the parties.

4.	This Addendum may be executed in separate counterparts by the parties, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or scan via e-mail (i.e., pdf) of an executed counterpart of a signature page to this Addendum shall be effective as delivery of an original executed counterpart of this Addendum.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date first set forth above by their fully authorized representatives with full power and authority to enter into this agreement.

AGREED TO AND ACCEPTED BY:

PNP MOVIE LLC		AMERICAN PICTURE HOUSE CORPORATION

/s/ Jeffrey Katz		/s/ Bannor Michael MacGregor
By:	Jeffrey Katz	By:	Bannor Michael MacGregor
Its:	Authorized Signatory	lts:	CEO